Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 2 to the Schedule 13D

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)*	Price Range ($)	Date of Purchase/Sale

LYNROCK LAKE LP
(On Behalf of Lynrock Lake Master Fund LP)

Sale of Common Stock	(10,505)	31.0928	---	06/18/2026
Sale of Common Stock	(99,128)	31.0074	30.8386 - 31.0093	06/23/2026
Sale of Common Stock	(290,550)	31.4661	31.3423 - 31.7292	06/25/2026
Sale of Common Stock	(4,594)	32.2967	31.9252 - 32.3637	06/26/2026
Sale of Common Stock	(293,188)	34.2259	34.0886 - 34.3179	06/29/2026
Sale of Common Stock	(142,406)	34.0598	34.0140 - 34.8350	06/30/2026
Sale of Common Stock	(102,267)	35.7496	34.8231 - 35.7706	07/06/2026
Sale of Common Stock	(500)	36.4467	---	07/06/2026
Sale of Common Stock	(32,293)	37.3737	---	07/07/2026
Sale of Common Stock	(1,600)	35.8008	---	07/08/2026

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* The price reported in column Price Per Security ($) is a weighted average price if a price range is indicated in column Price Range ($). These securities were sold in multiple transactions at prices between the corresponding price ranges in the applicable row. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of securities sold at each separate price.